Exhibit (g)(3)

Reinsurance Agreement: SCOR Global Life USA Reinsurance Company

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE INFORMATION IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMITTED INFORMATION IS INDICATED BY [*].

AMENDMENT 201806.3.2

This Amendment (the “Amendment”) to that certain reinsurance agreement made by and between AMERITAS LIFE INSURANCE CORP. (Ceding Company) and SCOR GLOBAL LIFE USA

REINSURANCE COMPANY (Reinsurer) with coverage effective beginning June 4, 2018 (the “Agreement”) shall be effective as of the day the last required signature is affixed to this Amendment (the “Amendment Effective Date”).

The parties’ purpose in this Amendment is to add new Whole and Variable Universal Life plans to the Agreement.

NOW, THEREFORE, the parties agree as follows for good and valid consideration the sufficiency of which the parties acknowledge:

Effective as of December 9, 2019, the Agreement is amended as follows:

1.	Schedule A, Specifications, is hereby revised to add Access WL, plans to the Agreement.

2.     Exhibit I, Premium Rates, is hereby revised with the attached Exhibit I, Premium Rates.

Effective as of January 21, 2020, the Agreement is amended as follows:

1. Schedule A, Specifications, is hereby revised to add Ameritas Performance II VUL and Ameritas Advisor II VUL plans to the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date stated below. This Amendment may be executed in counterpart, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document.

Ameritas Life Insurance Corp.	SCOR GLOBAL LIFE USA REINSURANCE COMPANY

/s/ Craig Schommer	/s/ Meredith Funderburk
Title: Vice President	Title: AVP
Date: Oct 28, 2020	Date: Nov 28, 2020

/s/ Noel Harewood	/s/ Louis Girard
Title: Vice President and Actuary Individual	Title: AVP
Date: Nov 24, 2020	Date: Nov 28, 2020

YRT AGREEMENT

Excess

No. 201806.3

Between

Ameritas Life Insurance Corp. (Ceding Company)

And

SCOR Global Life USA Reinsurance Company (Reinsurer)

Table of Contents

Articles

1	Preamble
2	Automatic Reinsurance
3	Procedures for Facultative Reinsurance
4	Conditional or Temporary Coverage
5	Liability
6	Notification and Reporting of Reinsurance
7	Plans of Insurance
8	Reinsurance Premiums
9	Premium Accounting
10	Reductions, Terminations, Increases & Reinstatements
11	Conversions, Exchanges & Replacements
12	Claims
13	Increase in Retention and Recapture
14	Insolvency
15	Administrative Errors
16	Issue Resolution
17	Arbitration
18	Tax
19	Confidentiality
20	Entire Agreement
21	General Provisions
22	Termination

Schedules

A Specifications B Limits

Exhibit

I Premium Rates II YRT Rates

III       Reports

Article 1

Preamble

1.01         Parties. This Agreement is made and entered into by and between Ameritas Life Insurance Corp. (hereinafter referred to as the "Ceding Company") and SCOR Global Life USA Reinsurance Company (hereinafter referred to as the "Reinsurer").

1.02         Indemnity Contract. The Ceding Company and the Reinsurer mutually agree to reinsure on the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement for mortality risk only and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party.

1.03         Effective Date. The Agreement shall become effective on the date the last required signature is affixed (the "Effective Date").

1.04         Reinsured Policies. Those policies that meet all the requirements for reinsurance under this Agreement.

Article 2

Automatic Reinsurance

2.01         Beginning on June 4, 2018 (the "Coverage Commencement Date") and continuing until this Agreement is terminated, the Ceding Company will automatically cede and the Reinsurer will automatically accept the share of life insurance policies, riders and supplementary benefits specified in Schedule A (the "Underlying Policies"), provided that all the following conditions are met:

a)	The individual risk, at the time of application, must be a permanent resident of the United States or its territories, or hold an accepted Visa, as defined in the Underwriting Guidelines.

b)	The Ceding Company has underwritten the underlying policy in material compliance with the underwriting guidelines and policies that have been adopted by the Ceding Company and are in use on the Coverage Commencement Date (the "Underwriting Guidelines"). Material changes to the Underwriting Guidelines must be approved by the Reinsurer in writing prior to being used to underwrite Underlying Policies.

c)	The application is for a life that has not been submitted for facultative underwriting to the Reinsurer or any other reinsurer within the last [*] years, unless the reason for the prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement. Policies submitted through an automated underwriting assessment tool for a single impairment or class improvement will not be subject to this [*] year period.

d)	The issue age on any individual risk must not exceed the limit stated in Schedule A.

e)	The mortality rating on each individual risk must not exceed the limit stated in Schedule A.

f)	The total amount of life insurance inforce in all companies, including all pending applications, and any amounts to be replaced as stated on a signed Part I of any application or signed amendment, and increasing ultimate amounts on the applicant life in all companies does not exceed the Jumbo Limit specified in Schedule B.

g)	The total of the new ultimate amount of life insurance, including contractual increases, plus the amount already reinsured on the applicant life under this Agreement and all other reinsurance agreements between the Reinsurer and the Ceding Company does not exceed the Reinsurer's share of the Automatic Binding Limits specified in Schedule B.

h)	The Ceding Company must keep that portion of an underlying policy's risk specified in Retention Schedule (Schedule B) for each life. Further, the Ceding Company must continue to retain risk on such insured life until its "full" amount of "Retention" on the applicant life has been retained.

i)	The Ceding Company has not reinsured the amount it has retained on a life covered under this Agreement, on any basis, without prior approval of the Reinsurer.

2.02         Any risks falling into a category of special underwriting programs (e.g., guaranteed issue, simplified underwriting, internal or external exchanges) shall be excluded from this Agreement unless specifically included in Schedule A.

Article 3

Procedures for Facultative Reinsurance

3.01         Submission. The Ceding Company may submit for facultative evaluation any coverage applied for under a plan of life insurance described in Schedule A that does not qualify for Automatic Reinsurance or that the Ceding Company prefers to submit on a facultative basis. The parties may agree in writing from time to time upon the content, format, media and methods of transmission of the information for a facultative submission and its supporting documentation.

3.02         Underwriting Documentation. The Ceding Company shall submit to the Reinsurer's Underwriting Department copies of all underwriting documentation relating to the insurability of the individual risk submitted for facultative reinsurance. The Ceding Company must also notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment must be transmitted to the Reinsurer as soon as possible.

3.03         Response. Upon completing its review of the facultative application and supporting documentation, the Reinsurer will promptly inform the Ceding Company of its decision which will be one of the following.

a)	An unconditional offer to accept the facultative application at an amount of coverage or rating classification specified in writing by the Reinsurer in the offer;

b)	A conditional offer to accept the facultative submission that is:

i).	for an amount of coverage or rating classification specified in writing by the Reinsurer in the offer; and,

ii).	subject to the Reinsurer being provided specified additional evidence of insurability. If the Reinsurer accepts the submission based upon the additional evidence it will prepare and send an "unconditional offer" as described above and if it does not, it will send a "declination" as described below.

c)	A declination.

3.04         Expiration. Unless otherwise agreed to in writing by the Reinsurer, its unconditional offers expire, without further formalities or notice, at the earlier of the:

a)	time period specified in the written offer; or,

b)	end of a period of one hundred twenty (120) days measured from the date of the offer.

3.05        Acceptance. If an offer is acceptable to the Ceding Company, it must notify the Reinsurer of its acceptance in one of the following ways:

a)	in a written communication prior to the expiration of the offer; or,

b)	by the Ceding Company evidencing acceptance by including the underlying policy in its administrative reports made in accordance with Article 6. To be considered accepted under this subsection, the reporting must occur within two (2) "reporting cycles" as measured from the date the policy was delivered and accepted by the prospective insured.

3.06          Applicability. Offers, if properly accepted as specified above, are hereby incorporated into the Agreement and will be binding upon the parties. Except as specifically provided in the Agreement, policies that are reinsured pursuant to this Procedures for Facultative Reinsurance Article shall be Reinsured Policies and be subject to all other provisions of the Agreement.

Article 4

Conditional or Temporary Coverage

4.01            Exclusions. Except as provided in this Article 4, no reinsurance is available when the Ceding Company provides insurance coverage for an applicant prior to the issuance and proper delivery of a Reinsured Policy to the applicant during his or her lifetime.

4.02            Conditional Coverage. Subject to the provisions of this Article 4 and all other provisions of this Agreement not inconsistent with this Article, the Reinsurer will provide the limited indemnity reinsurance coverage in an instance where "conditional receipt" coverage, temporary insurance coverage or other similar coverage ("Conditional Coverage") is made available to the Ceding Company's applicant (the "Applicant") prior to the issuance of a Reinsured Policy during the lifetime of the applicant, subject to the following conditions:

a)	Subject to the Coverage Limits, the amount of coverage will be equal to the Reinsurer's proportionate share of the coverage amount stated on the conditional receipt or for the temporary coverage.

b)	To be eligible for coverage under this Article, the Ceding Company must provide the Reinsurer with all relevant forms, rules, requirements and practices applicable to such coverage (the "Conditional Rules"), the Conditional Rules are found to be acceptable to the Reinsurer, with such approval not being unreasonably withheld and the Applicant's coverage was provided in accordance with the Conditional Rules in all material respects.

c)	If there are material changes in the Conditional Rules, no coverage is available under this Article during the period from the date of such change until the date the Ceding Company has provided the Reinsurer with updated copies and the Reinsurer has agreed that they are acceptable, with such agreement not being unreasonably withheld.

4.03            Coverage Limits. Notwithstanding any provision to the contrary, the reinsurance coverage provided under this Article is strictly limited to the Reinsurer's proportionate share of [*].

4.04	Termination. Coverage under this Article shall terminate at the earliest of the:

a)	date that the policy applied for by the Applicant becomes a Reinsured Policy;

b)	date the Reinsurer declines to provide an unconditional facultative offer;

c)	first acceptance by the Ceding Company of an unconditional offer by a reinsurer other than the Reinsurer; or

d)	lesser of one hundred twenty (120) days from the date the Reinsurer communicates a conditional or unconditional offer to the Ceding Company, or the number of days stated in the offer.

Article 5

Liability

5.01         Automatic Reinsurance. If all other requirements of this Agreement have been met, the Reinsurer's liability for Automatic Reinsurance shall begin simultaneously with the Ceding Company's liability under the policies for each individual risk. The Reinsurer's liability for any policy reinsured on an automatic basis that did not meet the requirements for Automatic Reinsurance as specified in Article 2 at the time of policy issue shall be limited to a refund of any net reinsurance premium paid with respect to such policies. Such refund shall be made without interest.

5.02         Facultative Reinsurance. If all other requirements of the Agreement have been met, the Reinsurer's liability for risks subject to an unconditional facultative offer will commence at the same time as the Ceding Company's liability, provided that (a) the Agreement is in effect, (b) the Reinsurer has made an unconditional facultative offer, (c) the offer was accepted in a manner specified in the Agreement, and

(d) the resultant underlying policy is issued. Upon satisfaction of these conditions, the resultant underlying policy becomes a Reinsured Policy. The Reinsurer's liability shall be subject to the terms and conditions of the accepted facultative offer.

5.03	Termination. Unless terminated earlier in accordance with the provisions of this Agreement, the Reinsurer's liability for reinsurance on an individual risk shall terminate when the Ceding Company's liability terminates.

5.04	Receipt of Premium. The initial and subsequent reinsurance premium must be received by the Reinsurer as stated in Article 8 in order to maintain the Reinsurer's liability on each individual risk.

5.05         Backdating. The Reinsurer agrees to accept reinsurance coverage for policies backdated to save age up to [*]

months prior to the Coverage Commencement Date of this Agreement, if otherwise eligible for reinsurance under this Agreement. If a lesser time period is specified by applicable regulatory provisions, such lesser period shall control, however, no longer period shall be allowed. The Reinsurer agrees to pay allowances and the Ceding Company agrees to remit reinsurance premium due from each policy's issue date. The Reinsurer shall have no liability for such policies prior to the later of the policy's issued date or the Coverage Commencement Date.

5.06	Initial Minimum. The initial minimum amount of life reinsurance on any individual policy must be greater than or equal to the amount stated in Schedule A.

5.07         Subsequent Minimum. If the subsequent amount of life reinsurance net amount at risk falls below the minimum amount stated in Schedule A on any policy, as of that date all life reinsurance provided by this Agreement on that policy shall terminate.

Article 6

Notification and Reporting Requirements

6.01         As a condition precedent to the Reinsurer's obligation to pay claims under this Agreement, the Ceding Company shall provide data and reports required under this Agreement in a timely and complete manner and as provided by this Agreement. Within [*] days following the close of each month, the Ceding Company shall provide the Reinsurer with transaction file reports and in-force file reports. The Ceding Company shall further provide reserve valuation reports on a quarterly basis.

6.02         The Ceding Company shall utilize electronic media for reporting purposes and shall consult with the Reinsurer to determine a mutually-acceptable format. Any subsequent changes to the reporting format are subject to approval by the Reinsurer prior to implementation. Each report shall include completed data fields as provided by Exhibit III.

6.03	When reinsurance is reduced or changed, the Ceding Company shall notify the Reinsurer on the transaction file report.

6.04         The Ceding Company shall provide the Reinsurer with thirty (30) days prior written notice of any changes to plan codes for business reinsured under this Agreement.

6.05         The Ceding Company will provide the Reinsurer with all such information that the Reinsurer requires to evaluate new products and changes to existing reinsured plans. If the Ceding Company fails to give prior written notice of such changes, the Reinsurer may, at its sole option i) accept the change with no change to reinsurance premium rates or other reinsurance terms; ii) accept the change with a change to reinsurance premium rates and/or other reinsurance terms; iii) exclude such change from coverage under this agreement; iv) terminate this agreement for new business effective of the date of such change.

6.06         The Ceding Company shall report all conversions under this Agreement as two transactions on the same transaction file report: 1) terminating the original transaction under the original reinsurance treaty code identifier and original Ceding Company plan code; and 2) issuing the new policy under a new reinsurance treaty code identifier and a new Ceding Company plan code. Both transactions shall include at least the following fields: original reinsurance treaty number, original issue date, and original issue age. The termination transaction should also include the original reinsurance treaty number and original Ceding Company plan code.

Article 7

Plans of Insurance and Reserves

7.01	Life Reinsurance. Life reinsurance shall be on the yearly renewable term basis for the reinsured net amount at risk. The net amount at risk of the policy is defined as the policy face amount. The reinsured net amount at risk is determined by multiplying the total net amount at risk on the policy by the Reinsurer's share specified in Schedule A. Any change in the net amount at risk due to changes in the policy's cash value or account value will be shared proportionately.

In the event the method of calculating the net amount at risk described above is not appropriate because of special options, structure of tables of amounts, rate of accumulation of cash surrender values and provisions guaranteeing an increase in the face amount under a given plan of insurance, the method for calculating the net amount at risk shall be submitted by the Ceding Company and must be agreed to by the Reinsurer.

7.02	Statutory Reserves. The Reinsurer will hold statutory reserves as required by its state of domicile.

7.03	Conversions. Conversions to a permanent plan of insurance shall be reinsured on a yearly renewable term basis, point-in-scale.

Article 8

Reinsurance Premiums

8.01	Reinsurance Premium. The Ceding Company shall pay the reinsurance premium for each ceded risk to the Reinsurer on the basis described in Exhibit I, regardless of the method in which the Ceding Company receives premiums from its insureds.

8.02         [*] First Year. The Reinsurer shall allow a first-year discount of [*] applied against the first-year premium.

8.03	Renewal Premium. The renewal reinsurance premium payable to the Reinsurer for reinsurance under this Agreement shall be calculated on the basis of the premium rates in Exhibit I

8.04         Rate Guarantee. The life reinsurance rates described in 8.03 are guaranteed for [*]. If the Reinsurer deems it necessary to increase rates, such increased rates shall not exceed the valuation net premiums for yearly renewable term insurance calculated using the minimum statutory mortality rates and the maximum statutory interest rate for each year of issue. The percentage rate increase will apply to each policy on the policy anniversary date following the effective date of the increase. The Reinsurer shall provide written notice to the Ceding Company of its intention to increase the life reinsurance rates no less than ninety (90) days prior to the increase.

8.05	Increase in Mortality Charge. The Ceding Company shall notify the Reinsurer of any increase in the retail premiums or mortality charge for the underlying insurance no less than ninety (90) days prior to the increase.

8.06         Recapture. If the Reinsurer increases the rates, the Ceding Company has the right (but not the obligation) to recapture, in its entirety, all the reinsured business for which the Reinsurer increases the reinsurance premiums. Recapture shall be on the next policy anniversary of each policy. The Ceding Company must notify the Reinsurer of their intention to recapture within ninety (90) days of the rate increase. In such circumstances, the Reinsurer will refund any unearned premium minus the amount of any unearned allowances.

8.07	Premium Tax. The Reinsurer shall not reimburse the Ceding Company for any premium taxes which the Ceding Company shall be required to pay on the reinsurance premiums payable under this Agreement.

Article 9

Premium Accounting

9.01	Payment of Reinsurance Premium.

a)	The reinsurance premium shall be paid to the Reinsurer on the basis stated in Exhibit I.

b)	Within [*] days after the close of each month, the Ceding Company shall send the Reinsurer reporting media in accordance with Article 6.

c)	If an amount is due the Reinsurer, the Ceding Company will remit that amount together with the statement.

d)	If an amount is due the Ceding Company, the Reinsurer shall either contest that amount or remit such amount within thirty (30) days of receipt of the statement (the Reinsurer Remittance Date). If the Reinsurer contests, the parties will diligently work to resolve but after fifteen (15) business days that effort is unsuccessful, they will resolve it by means of the dispute resolution provisions in Article 16.

When reinsurance premiums due the Reinsurer are deemed delinquent as defined below, a compound interest penalty may be assessed each month the premium remains delinquent. Interest shall be calculated from the day following the date the premium is due and payable to the day such premium payment is remitted or the last day of the accounting period, whichever comes first, not counting holidays and weekends. The rate of interest charged each month shall be the lesser of: [*]

9.02         Termination Because of Non-Payment of Reinsurance Premium. The payment of reinsurance premium is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event the reinsurance premium is not paid in full within thirty (30) days after the close of each month, the reinsurance premium for all reported reinsurance risks will be delinquent and:

a)	The Reinsurer has the right to terminate this Agreement by giving the Ceding Company thirty (30) days prior written notice. Such notice will be sent by certified mail. At the end of the thirty-day period, the Reinsurer's liability shall terminate for:

i)	The risks for which payment is delinquent; and

ii)	The risks for which the reinsurance premium became delinquent during the thirty-day period.

b)	The Ceding Company shall continue to be liable to the Reinsurer for all unpaid reinsurance premium earned by the Reinsurer, including the delinquent premium.

c)	The Ceding Company will not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in Article 13, or to transfer the Reinsured Policies to another reinsurer.

9.03	Reinstatement of Terminated Risks Because of Non-Payment of Reinsurance Premium.

Subject to the Reinsurer's approval, the Ceding Company may reinstate the terminated risks within thirty

(30) days after the effective date of termination by paying the unpaid reinsurance premium including the interest penalty defined above, for risks in-force prior to the termination. The Reinsurer shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the day the Reinsurer receives the required delinquent premiums and any assessed interest.

9.04	In-Force List. Within sixty (60) days after the close of each calendar year, the Ceding Company shall send the Reinsurer an in-force listing of all policies reinsured under this Agreement. Such listing shall include the data specified in Exhibit III.

9.05         Premium Adiustments. If the Ceding Company overpays a reinsurance premium and the Reinsurer accepts the overpayment, the Reinsurer's acceptance will not constitute or create a reinsurance liability or increase in any existing reinsurance liability. Instead, the Reinsurer will be liable to the Ceding Company for a credit in the amount of the overpayment. If a Reinsured Policy terminates, the Reinsurer will refund the excess reinsurance premium. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

Article 10

Reductions, Terminations, Increases & Reinstatements

10.01      Whenever a change is made in the status, plan, amount or other material feature of a Reinsured Policy, the Reinsurer will evaluate the change and, to the extent provided in this Agreement, adjust the reinsurance coverage. The Ceding Company must notify the Reinsurer as soon as practicable after it occurs but no later than the next scheduled report pursuant to Article 6 above.

10.02	Reductions and Terminations

a)	For any life reinsured under a Reinsured Policy, in the event of a reduction, lapse, or termination of (x) a Reinsured Policy under this Agreement or (y) any other policy, the Ceding Company will reduce or terminate reinsurance on that life. The reinsured amount on the life with all reinsurers must be reduced, effective on the same date, by the amount required such that the Ceding Company maintains the same amount as retained prior to a reduction, termination or lapse.

b)	The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other Reinsured Policies on the life, beginning with the oldest policy. If a fully retained policy on a life that is reinsured under this Agreement is terminated or reduced, the Ceding Company will reduce the existing reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy or policies will be terminated.
c)	The Reinsurer will refund any unearned reinsurance premiums net of allowances. However, the reinsured portion of any policy fee will be deemed earned for a policy year if the policy is reinsured during any portion of that policy year.

10.03	Non-contractual Increases

a)	For a single Reinsured Policy, the amount of insurance may only be increased as a result of a non-contractual change if the increase was "fully" underwritten by the Ceding Company. For this purpose, "fully" underwritten means that the increased coverage amount meets each of the following criteria:

i)	the Ceding Company has obtained complete and current underwriting evidence in accordance with the Underwriting Guidelines applicable to "new business" on the increased amount; and

ii)	a commission is paid for the increased amount on the same basis as if it were new business; and

iii)	the Suicide and Contestable provisions apply to the increased amount.

b)	The Reinsurer' s approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the reinsured amount on the life to exceed either the Automatic Binding Limits or the Jumbo Limit specified in Schedule B.

c)	The Ceding Company and the Reinsurer will share the increased amount proportionately. Once the Ceding Company's maximum retention has been reached, the remaining amount will be reinsured using the same proportion as specified in this Agreement. Premiums for the additional reinsurance will be reinsured on an excess of retention basis as specified in this Agreement.

d)	Non-contractual increases applicable to more than one Reinsured Policy must be submitted to the Reinsurer for approval, which shall not be unreasonably withheld, prior to implementation.

10.04	Contractual Increases

a)	For policies reinsured on an automatic basis, reinsurance of increases in amount resulting from contractual policy provisions will be accepted only up to the Automatic Binding Limits specified in Schedule B.

b)	For policies reinsured on a facultative basis, reinsurance will be limited to the ultimate amount shown in the Reinsurer's facultative offer. Reinsurance premiums for contractual increases will be on a point-in-scale basis from the original issue age of the policy.

10.05	Reinstatements

a)	The Ceding Company shall notify the Reinsurer thirty (30) days in advance of making any material changes to its policies, practices or procedures applicable to its reinstating lapsed or terminated policies (the "Reinstatement Policies") as they exist on the Coverage Commencement Date or as amended in accordance with this provision.
b)	If the Ceding Company reinstates a policy, in accordance with the then current Reinstatement Policies, that was originally automatically ceded to the Reinsurer, coverage for such policy under this Agreement shall also be reinstated.
c)	Any policy originally reinsured with the Reinsurer on a facultative basis which has been in a lapsed status for more than [*] days must be submitted with underwriting requirements and approved by the Reinsurer before it is reinstated.

d)	Reinsurance premiums for the interval during which the policy was lapsed will be paid to the Reinsurer on the same basis as the Ceding Company charged the policy owner for the reinstatement. The Ceding Company will notify the Reinsurer of all reinstatements on its periodic statement of account.

Article 11

Conversions, Exchanges & Replacements

11.01      If a policy reinsured under this Agreement is converted, exchanged or replaced, the Ceding Company will promptly notify the Reinsurer. Unless mutually agreed otherwise, policies that were not reinsured with the Reinsurer and that exchange or convert to a plan normally covered under this Agreement will not be reinsured hereunder except as follows.

11.02	Conversions

a)	The Reinsurer will continue to reinsure policies resulting from the contractual conversion of any Reinsured Policy, in an amount not to exceed the original amount reinsured hereunder. Reinsurance premiums for a policy resulting from a contractual conversion will use the YRT Rates shown in Exhibit II. Reinsurance premiums and any allowances for conversions will be on a point-in-scale basis from the original issue age of the policy.

b)	If during a conversion an increase in the risk amount results, the increase must be underwritten by the Ceding Company in accordance with its customary standards and procedures. The Reinsurer will accept its share of such increases, subject to the new business provisions of Article 2 of this Agreement. Reinsurance premiums and any allowances for increased risk amounts will be first-year premiums at the agreed-upon premium rate.

11.03      Exchanges & Replacements. To be eligible for reinsurance under this Agreement, a policy resulting from an internal exchange or replacement (an "Exchanged Policy") must be underwritten by the Ceding Company in accordance with the portions of its Underwriting Guidelines applicable to exchanges and replacements. An Exchanged Policy may be covered under this Agreement as follows:

a)	If the Ceding Company's guidelines would consider an Exchanged Policy to be "new business" and the Exchanged Policy uses an underlying policy form, then it may be submitted as "new business" if it meets the following criteria:

i)	the Ceding Company has obtained complete and current underwriting evidence on the full ultimate amount;
ii)	the full normal commissions are paid for the new plan; and

iii)	the Suicide and Contestable provisions apply as if the policy were newly issued.
b)	If the Ceding Company's guidelines do not treat the policy as new business and the replacement utilizes an underlying policy, the Exchanged Policy will continue to be ceded to the Reinsurer on a "point-in-scale" basis utilizing the YRT Rates shown in Exhibit II (the rates will be based on the original issue age, underwriting class and duration since the issuance of the original policy).

c)	If the Ceding Company's guidelines do not treat the policy as new business and the replacement does not utilize an underlying policy, no coverage is available under this Agreement.

d)	The Reinsurer's approval to exchange or replace the policy will be required if the original policy was reinsured on a facultative basis.

Article 12

Claims

12.01	General Provisions

a)	Death Claims. Claims covered under this Agreement include only "Death Claims" which:

(i)  are for the proportionate share of the risk reinsured by the Reinsurer; (ii) arise out of the death of the Reinsured Policy's named insured; and, (iii) are based upon the contractual death benefits specified in the Reinsured Policy including any applicable riders and supplementary benefits that are reinsured, as more fully specified in Schedule A. The Reinsurer shall also pay its proportionate share of interest imposed automatically by statute without regard to fault and investigative expenses as provided below.

b)	Notice. The Ceding Company shall give the Reinsurer written notice within [*] days of submission to the Ceding Company of any Death Claim.

c)	Claim Submission. When submitting a Death Claim for payment, the Ceding Company will provide the Reinsurer with proper claim documentation, including a copy of the proof of payment by the Ceding Company, information on the beneficiary (e.g., full name, address, DOB) and a copy of the insured's death certificate. In addition, for contestable claims, the Ceding Company will send to the Reinsurer a copy of all non-privileged claim related documents and information (including the underwriting and claim files).

d)	Ceding Company Claim Administration.

i)	The Ceding Company's good faith determination of its contractual liability for policies reinsured under this Agreement shall be accepted by the Reinsurer. Such determinations shall be based upon the clauses, terms and conditions of the Reinsured Policies, but, nevertheless, subject to the terms and conditions of this Agreement. For purposes of clarity, if there is a conflict between the terms of a Reinsured Policy and this Agreement, this Agreement shall control.

ii)           The Ceding Company covenants that with respect to its claim administration, negotiation, payment, denial, or settlement of any claim or legal proceeding, it shall act in good faith and follow its standard claims practices without regard to whether the claim is reinsured or not.

e)	Limitations. Regardless of any provision to the contrary, the following limitations apply to any claim payment.

i)	The total reinsurance recoverable from all companies will not exceed the Ceding Company's total contractual liability on the policy, less the amount retained. The maximum reinsurance Death Claim benefit payable to the Ceding Company under this Agreement is the risk amount specifically reinsured with the Reinsurer.

ii)	All reimbursements under this Agreement, including Death Claim benefits, will be made in a single sum, regardless of the Ceding Company's settlement options.

f)	Waiver of Premium. The reinsurance benefit for an approved Waiver of Premium claim will be the Reinsurer's proportionate share of the annual gross reinsurance premium, including the reinsurance premium for the waiver benefit that is being waived on the Reinsured Policy per its terms. The Ceding Company will continue to pay the life reinsurance premium and the reinsurance premium for the waiver benefit, net of any allowances, for the duration of the waiver claim period. The Reinsurer will pay waiver benefits annually regardless of the mode of premium payment specified in the Reinsured Policy.

g)	As soon as the Reinsurer receives acceptable claim notice and proof of the claim, the Reinsurer will promptly pay the reinsurance benefits due the Ceding Company.

12.02	Contested Claims

a)	Notice. The Ceding Company will promptly notify the Reinsurer of its intention to contest, compromise, or litigate a Death Claim involving a Reinsured Policy. The Ceding Company will also promptly and fully disclose all non-privileged information relating to such claim including all significant developments in the Ceding Company's investigation and notification of any legal proceedings against it in response to denial of the claim. For purposes of this section where there is a denial of a claim by the Ceding Company, a "contest" comes into existence at the point that a claimant objects, verbally or otherwise, to the Ceding Company's action.

b)	Participation. Once notified, the Reinsurer will promptly notify the Ceding Company in writing of its decision concerning participation in the contest, compromise, or litigation.

i)	If the Reinsurer does not accept participation, it will then fulfill its obligation by paying the Ceding Company its full share of the Death Claim's contractual liability. Such payment will fully and completely satisfy all the Reinsurer's obligations in regards to such Reinsured Policy.

ii)	If the Reinsurer accepts participation and the Ceding Company's contest, compromise, or litigation results in a reduction in the Ceding Company's contractual liability, the Reinsurer will share in any such reduction in the Death Claim on the contested policy, in proportion to its share, up to the policy limits specified for the respective coverages in the Reinsured Policy and subject to all other provisions of this Agreement.

c)	Expenses. If the Reinsurer has agreed to participate pursuant to the above, it will pay its share of reasonable claim investigation and legal expenses connected with the litigation or settlement of contractual liability.

d)	Non-Reimbursable Expenses. The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses, including but not limited to the Ceding Company's home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

12.03       Extra-Contractual Liability. In no event shall the Reinsurer have any liability for any punitive, exemplary, extra-contractual or similar damages, fines or penalties which are assessed against the Ceding Company as a result of acts, omissions or course of conduct committed by the Ceding Company. The parties recognize that circumstances may arise in which the Reinsurer's conduct would require, based upon equitable principles of law, the Reinsurer to share proportionately in punitive and compensatory damages awarded, to the extent permitted by law. The parties agree that for this to occur, the Reinsurer must have been a direct, active, decision making participant in the conduct that gives rise to the extracontractual liability and that the intervention is to such an extent that it equitably should be considered when extracontractual liabilities are apportioned.

a)	For purposes of this section, the following are examples of where the Reinsurer's conduct will give rise to such a responsibility: a) it has actively taken control of the litigation and is directing the Ceding Company's action; b) it is attempting to compel acceptance of its direction by a specific written threat of withholding payment of reinsurance proceeds.

b)	The parties agree that the decision to participate in a Contest is not a sufficiently direct, active, decision making role so as to give rise to extracontractual damages nor is the provision of advice concerning a claim that was solicited by the Ceding Company.

Article 13

Increase in Retention and Recapture

13.01      Notice. If the Ceding Company intends to increase its Retention Limit, it shall provide written notice of the increase thirty (30) days in advance of such increase.

13.02      Reinsurance Maintained. Reinsurance under this Agreement shall be maintained in force without reduction except as specifically provided in this Article. The Ceding Company's Quota Share under this Agreement will not be affected by any change to its Retention Limit.

13.03      Conditions for Recapture. The Ceding Company shall have the option of recapturing the excess portion of reinsurance under this Agreement only if all the following conditions are met:

a)	the Ceding Company must increase its Retention Limit over the Retention Limit set forth in Schedule B;

b)	the Ceding Company must provide written notice of its intent to recapture within [*] ;

c)	the risk shall have been in force: for [*] years,

d)	the Ceding Company must have retained at least its Retention Limit on the risk for the plan of insurance, gender, age and mortality rating in effect at the time the risk was ceded to the Reinsurer; and

e)	The Ceding Company must recapture all eligible risk. The Ceding Company may not apply recapture selectively to only some of the eligible risk and may not revoke its election to recapture for policies becoming eligible at future anniversaries.

f)	No recapture will be permitted if the Ceding Company has either obtained or increased reinsurance coverage applicable to the retained risk as the rationale for the increase in retention limits.

g)	If the retained percentage for new business is increased, the Ceding Company may not recapture up to the new percentage on in force policies for the same product.

13.04      Implementation of Recapture. In the event all the conditions of Article 13.03 are met and the Ceding Company elects to recapture, the recapture shall be implemented as follows:

a)	If this Agreement utilizes a "quota share" method of allocating the reinsured risk and the Ceding Company recaptures a portion of the reinsured risk, it must apply the same percentage ceded to each reinsurer when determining the amount to be recaptured.

b)	The Ceding Company shall reduce the excess portion of reinsurance on each risk for which it retained its Retention Limit for the plan, gender, age and mortality rating that was in effect at the time the reinsurance was ceded. If a risk is shared by more than one reinsurer, the Reinsurer's percentage of the reduced excess reinsurance shall be the same as the Reinsurer's initial percentage of excess reinsurance on the risk;
c)	Recapture shall not occur until the later of: (i) the underlying policy anniversary date immediately following the date the recapture program begins, or (ii) the number of years stated in Article 13.03(c);

d)	The Reinsurer shall refund unearned premium, if any, on recaptured policies;

e)	The Ceding Company shall not be liable for an additional fee to recapture reinsurance in accordance with the provisions of this Article; and

f)	The Reinsurer shall not be liable for any policy eligible for recapture that the Ceding Company neglected to recapture. This circumstance will not be considered an Error as defined in Article 15, nor eligible for treatment under the terms of this provision. In such a circumstance, the Reinsurer shall be liable only for a refund of premium.

g)	If there is a reinsured Waiver of Premium claim in effect when recapture takes place, the Reinsurer shall continue to be liable for its share of the Waiver of Premium claim until the earlier of the date the waiver claim terminates or the Waiver of Premium coverage under the Reinsured Policy terminates, provided that: 1) the Ceding Company continues to pay the life reinsurance premium and any other reinsurance premium, net of allowances, for the portion, if any, of the reinsurance that is not recaptured, and 2) the Ceding Company continues to pay the full amount of reinsurance premium for Waiver of Premium, net of allowances. Except for the Waiver of Premium Benefit, the Reinsurer shall not be liable for any life insurance benefits or any other benefits that are eligible for recapture when recapture takes place. All such benefits shall be recaptured as if there were no Waiver of Premium claim in effect.

Article 14

Insolvency

14.01	A party to this Agreement will be deemed insolvent when it:

a)	applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

b)	is adjudicated as bankrupt or insolvent; or

c)	files or consents to filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

d)	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile; or

e)	admits its inability to pay its debts as they become due.

14.02     In the event of the Ceding Company's insolvency and the appointment of a conservator, liquidator, or statutory successor, the portion of any risk or obligation assumed by the Reinsurer shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the CedingCompany by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims. Payments by the Reinsurer as set forth in this Article shall be made directly to the Ceding Company or to its conservator, liquidator, or statutory successor, except where the contract of insurance or reinsurance specifically provides another payee of such reinsurance in the event of the Ceding Company's insolvency.

14.03      In the event of the Ceding Company's insolvency, the conservator, liquidator, or statutory successor shall give written notice of the pendency of a claim against the Ceding Company on any policies reinsured within a reasonable time after such claim is filed. The Reinsurer may interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its conservator, liquidator, or statutory successor.

14.04      The expenses incurred by the Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company in conservation or liquidation, solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose a defense or defenses to this claim, the expense shall be shared as though such expense had been incurred by the Ceding Company.

14.05      The Reinsurer will be liable only for death and other benefits reinsured under this Agreement and will not be or become liable for any amounts or reserves to be held by the Ceding Company on policies reinsured under this Agreement.

14.06	In the event of the Reinsurer's insolvency, the Ceding Company may cancel the Agreement for future new business and will notify the Reinsurer in writing of its intent. The parties agree to waive the notification period for this cancellation, and the effective date will be no earlier than the effective date of the Reinsurer's insolvency.

Further, upon giving written notice to the Reinsurer, the Ceding Company may also recapture all the inforce business reinsured by the Reinsurer under this Agreement. In such an event, the Reinsurer will return unearned premium less unearned allowances.

Article 15

Administrative Errors

15.01	Definition. For purposes of this Article, an "Error" (or collectively "Errors") refers to the situation where a party through an unintentional error, oversight, omission, or misunderstanding fails to comply with the terms of this Agreement applicable to the administration of the Agreement.

15.02	The following are not considered Errors for purposes of this Agreement:

a)	Issues arising out of the application of the Underwriting Guidelines or use of Automatic Binding privileges.

b)	Grossly negligent, deliberate acts or repetitive errors (i.e., those that a party has become aware of and which then occur again).
c)	A circumstance that would be an "Error" but it is a "Late Reported Policy" or a "Late Reported Termination" defined and covered as follows.

i)	Late Reported Policies will be excluded from coverage.

1)	A "Late Reported Policy" will include:

a.	[*]; or

b.	an aggregation of policies (aggregated by calendar year for each policy's effective date), regardless of date reported, in which:

1.       each of the included policies is reported more than

[*] after such policies' respective effective date; and,

11.    the number of such policies for each calendar year equals or exceeds [*] of the sum of all appropriately submitted “new

business” policies pursuant to all the Ceding Company’s

reinsurance agreements for such year.

ii)	The Reinsurer will only refund the [*] of premium for Late Reported Terminations.

iii)	A Late Reported Termination is a covered policy terminated in accordance with its terms or by agreement of the parties that is:

a.	reported by the Ceding Company more than [*] the termination was effective; and,

b.	the respective number of such terminations, aggregated by calendar year for the year in which the termination should have been processed (the "Reporting Year"), exceeds [*] of the number of terminations appropriately reported pursuant to all the Ceding Company's reinsurance agreements for such Reporting Year.

15.03      Notice. Upon discovery of the Error by a party, it shall promptly notify the other party, providing as much detail as is available about the circumstances. Additionally, the notifying party shall propose a resolution to the Error which shall include steps that will be taken to avoid similar errors in the future.

15.04	Correction. The goal of any proposed resolution is to restore the other party to a position it would have occupied if the Error had not occurred, including the payment of interest.

If the injured party does not accept the proposed resolution, the parties will engage in the Issue Resolution activity and attempt to agree on a resolution to the situation in a manner that is fair, reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement.

15.05      Misstatement of Age or Sex. In the event the amount of insurance provided by a policy or policies reinsured hereunder is increased or reduced because of a misstatement of age or sex established after the death of the insured, the Reinsurer shall share in the increase or reduction in the proportion that the net liability that the Reinsurer bore to the sum of the retained net liability of the Ceding Company and the net liability of other reinsurers immediately prior to such increase or reduction. The reinsurance with the Reinsurer shall be restated from commencement on the basis of the adjusted amounts using premiums and reserves at the correct ages and sex. The adjustment for the difference in premiums shall include payment of interest.

Article 16

Issue Resolution

16.01      Within fifteen (15) days after either party provides the other party with a written notification citing this Article and specifically describing the issue(s) to be resolved, each party will appoint an active company officer who has authority to bind its respective party with respect to matters relating to this Agreement. As soon as possible and as often as necessary, the officers will meet at a mutually-agreeable location, in order to gather and furnish the other party with all appropriate and relevant information concerning the issue(s). The officers will discuss the issue(s) and will negotiate in utmost good faith. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The officers will decide the specific format for such discussions.

16.02      If the officers cannot resolve the issue(s) within thirty (30) days of their first meeting, the issue(s) may be submitted to arbitration in accordance with the provisions of Article 17 of this Agreement, unless the parties agree in writing to extend the negotiation period for an additional thirty (30) days.

Article 17

Arbitration

17.01      As a condition precedent to any right of action hereunder, any dispute or difference between the Ceding Company and the Reinsurer that has not been resolved under the issue resolution process in accordance with the provisions of Article 16, whether arising before or after termination, shall be submitted to arbitration on a confidential basis. Arbitration shall be the method of dispute resolution, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from arbitration proceeding by the state law governing the insolvency. The arbitration panel shall consist of three (3) present or former disinterested officers or directors of reinsurance or insurance companies other than the two parties to the Agreement or any company owned by, or affiliated with, either party.

17.02     Arbitration shall be initiated by the delivery of written notice of demand for arbitration by one party to another. Such demand shall contain a brief statement of the issue(s), the failure on behalf of the parties to reach amicable agreement and the appointment of that party's arbitrator. Within thirty (30) days of its receipt of the demand, the receiving party shall respond in writing naming its arbitrator. If either party fails to name its arbitrator as described in this paragraph, the other party may appoint the second arbitrator. The two arbitrators shall select the third arbitrator. If the two arbitrators do not agree on the third within thirty

(30) days of the appointment of the second appointed arbitrator, each of the two arbitrators shall nominate three individuals within ten (10) days thereafter. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The umpire shall be chosen from the remaining two nominations by drawing lots.

17.03	The arbitration hearings shall be held in a location chosen by the arbitration panel.

17.04     The arbitration panel shall make its decision giving due regard to the terms and conditions of this Agreement and the custom and usage of the insurance and reinsurance industries to the extent that they do not contradict the provisions of this Agreement. The arbitration panel shall interpret this Agreement as an honorable engagement; they are relieved of all judicial formalities and may abstain from following strict rules of law. The arbitration panel shall be solely responsible for determining what shall be considered and what procedure they deem appropriate and necessary in the gathering of such facts or data to decide the dispute. The arbitrators are not empowered to render a decision that would incorporate a remedy whose scope or nature is materially beyond that which would incorporate a remedy whose scope or nature is materially beyond that which is contemplated by this Agreement. For purposes of clarity, this provision would require the utilization of this Agreement's interest formula if the award included an award of interest. Finally, the arbitrators are specifically precluded from awarding or incorporating in any award arbitrator fees, attorney fees, witness fees, or any other expense of arbitration, except as specified in 17.06 below, or any extra contractual damages of any type, including punitive or consequential damages.

17.05     Within one-hundred twenty (120) days following the last day of the final hearing, the arbitration panel shall issue a written decision of the majority of the arbitration panel and a statement of any award to be paid as a result. Except for questions concerning the scope of the remedy, the arbitration panel's decision shall be final and binding upon the parties. Judgment may be entered upon the final decision of the arbitration panel in any court having jurisdiction.

17.06     Costs incurred solely by one of the parties shall be borne by that party (e.g., attorney's fees, expert witness fees, travel to the hearing site, etc.). Jointly incurred costs include, but are not limited to, the costs of arbitration hearings and the arbitrators' fees. The jointly incurred costs of the arbitration shall be shared equally by both parties.

17.07     If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for the purposes of this Arbitration Article, provided however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability under the terms of the Agreement from several to joint.

17.08	This Article will survive termination of this Agreement.

Article 18

Tax

18.01	DAC Tax Election. The Parties to this Agreement agree to the following provisions pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued under Section 848 of the Internal Revenue Code of 1986, as amended (the "Code"):
a)	The terms "Net Positive Consideration," "Specified Policy Acquisition Expenses" and "General Deductions Limitation" used in this Article are defined by reference to Regulation Section 1.848-2 and Code Section 848;

b)	The Party with the Net Positive Consideration for this Agreement for each taxable year shall capitalize Specified Policy Acquisition Expenses with respect to this Agreement without regard to the General Deductions Limitation of Code Section 848(c)(l); and

c)	Both Parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year, or as otherwise required by the Internal Revenue Service, to ensure consistency. The method and timing of the exchange of such information will be as follows:

i)	The Ceding Company shall submit a report to the Reinsurer each year with its calculation of the net consideration for the preceding calendar year. If the Reinsurer accepts the Ceding Company's calculation, it shall report such net consideration in its tax return for the previous calendar year.

ii)	The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company, in writing, within 30 days of the Reinsurer's receipt of the calculation. The Parties shall act in good faith to resolve the discrepancy in a manner acceptable to both Parties within 30 days of the date the Reinsurer submits its alternative calculation. If the Parties reach an agreement as to the calculation of net consideration, each Party shall report such net consideration in its respective tax return for the previous calendar year.

18.02        Tax Status of Parties. Both the Ceding Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1 of the Code or Subpart F of Part III of Subchapter N of Chapter 1 of the Code.

18.03        Required Documentation. The Ceding Company and the Reinsurer will each provide the other party upon request any required documentation to support withholding tax reporting obligations or other information as may be needed to meet IRS or other government requirements (such as any such obligations under the Foreign Account Tax Compliance Act).

Article 19

Confidentiality

19.01      The Ceding Company and the Reinsurer agree that neither party will disclose nor use "Proprietary Information" or "Non-public Information" (collectively "Information") provided under this Agreement in any way except for the purposes for which the information was provided.

a)	"Proprietary Information" means any tangible or intangible proprietary or confidential information, materials or trade secrets belonging to the disclosing party or its affiliates (whether disclosed orally, in writing, in electronic format or otherwise), including, but not limited to the disclosing party's: computer systems; processes, methods and techniques; equipment; data; reports; know-how; existing and proposed contracts with third parties; business plans, including information concerning the existence and scope of activities of any research, development, marketing or other projects of the disclosing party, which are furnished, disclosed, learned or otherwise acquired by the recipient during or in the course of discussions preceding the business relationship between the parties memorialized by this Agreement.

b)	"Non-public Information" means personally-identifiable financial and/or health information (whether disclosed orally, in writing, in electronic format or otherwise) that (i) is provided by a consumer to either party or its affiliates, (ii) results from a transaction with or service performed for the customer by either party or its affiliates, or (iii) is otherwise obtained by either party or its affiliates from sources other than those that are generally publicly available.

19.02      Security Measures. The Ceding Company and the Reinsurer also mutually agree that each party will implement information security measures to ensure that it and any third party used by it will protect the information. The Ceding Company and the Reinsurer further mutually agree that such security measures shall meet or exceed accepted industry standards for businesses of similar size within the insurance and reinsurance industry.

19.03      Non-Public Information. The Reinsurer acknowledges that it may be provided with access to Non-public Information concerning the Ceding Company's customers and, to the extent that such information (i) identifies the individual customer as a customer of the Ceding Company, (ii) was obtained by the Reinsurer while acting in its capacity as reinsurer of the Ceding Company or (iii) was obtained by the Ceding Company during the administration or underwriting of the customer's insurance policy and/or annuity contract, the Non-public information shall be and remain the property of the Ceding Company, except as provided below. Further, the Reinsurer shall not disclose to any person outside its organization, Non-Public information of the disclosing party, unless such disclosure is required in performance of any services, such as the disclosure to the "MIB'', affiliates, retrocessionaires, auditors, etc., contemplated under the Agreement or as otherwise required or permitted by applicable law. The Ceding Company and Reinsurer agree that the Reinsurer, in addition to any other permitted uses described herein, may also store, manipulate, correlate, de-identify or re-purpose, alone or in combination with any other data, any Non- Public information received pursuant to this Agreement in order to conduct experience studies, mortality analysis, and other processes (all such uses collectively "Process"), as long as the Reinsurer's Processing is compliant with applicable law, for internal use only and no Non-Public information is disclosed to any third parties. The Ceding Company acknowledges that the Reinsurer is an insurance company which, pursuant to this Agreement, will reinsure certain risks of the Ceding Company. To that end, the Ceding Company will provide certain information concerning the risks in an amount and detail sufficient for the Reinsurer to provide reinsurance coverage ("Cession Information"). The Ceding Company agrees that such Cession Information will form a part of the Reinsurer's records which the Reinsurer must maintain in accordance with the relevant insurance regulations and/or record retention policy.

19.04       Proprietary Information. The Ceding Company and the Reinsurer shall hold Proprietary Information in confidence and shall not use or exploit such Information for its own benefit or the benefit of another without the prior written consent of the disclosing party. Recipient may, in the performance of services under the Agreement, disclose Proprietary Information to either affiliated or non-affiliated third parties who have a need to know the Proprietary Information.

19.05      Limitation on Obligations. The obligations of the recipient specified above shall not apply to any Proprietary Information to the extent that such Information:

a)	is known by or in the possession of the recipient prior to disclosure in accordance with this Agreement provided that the Information is not known by the recipient to be subject to another confidentiality agreement with the disclosing party or other obligations of confidentiality to the disclosing party;

b)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the recipient or any of its representatives, including breach of this Agreement;

c)	becomes known to the recipient through disclosure by sources other than the disclosing party having the legal right to disclose such Information;

d)	has been independently developed by the recipient without reference to or use of the Information; or

e)	is required to be disclosed by the recipient to comply with a court order or other legal or regulatory process, provided that the recipient provides prior written notice of such disclosure to the disclosing party and takes commercially reasonable and lawful actions to avoid and/or minimize the extent of such disclosure. Except as specifically set forth above, the receiving party's obligation to protect the disclosing party's Information shall continue in perpetuity.

19.06	Violation of Law. Notwithstanding the foregoing, neither party shall disclose Information to any other party if such disclosure would violate applicable Federal or State Privacy Regulations or Statutes.

19.07	Breach. If there is a breach of terms contained in this Article, either Party will give notice to the other of the breach within fifteen (15) days of discovery and an opportunity to cure such breach within fifteen (15) days of receipt of such notice.

Article 20

Entire Agreement

20.01 This Agreement supersedes any and all prior discussions and understandings between the parties and, upon its execution, constitutes the sole and entire Agreement with respect to the reinsurance provided hereunder. There are no understandings between the parties other than as expressed in this Agreement. The parties acknowledge and agree that Facultative Offer of Coverage made and accepted in accordance with Article 3 are incorporated into this Agreement and made a part thereof. Any change or modification to the Agreement shall be null and void unless made by written amendment to this Agreement and signed by both the Ceding Company and the Reinsurer. For avoidance of doubt, any confidentiality agreements entered into the by parties are hereby terminated and superseded by the terms of this Agreement. Any waiver shall constitute a waiver only in the circumstances for which it was given and shall not be a waiver of any future circumstance.

Article 21

General Provisions

21.01      Inspection of Records. With five (5) days advance written notice, the Reinsurer, through any authorized representative, shall have the right of access to inspect, audit and review ("Audit") and the Ceding Company shall place at the free disposal of the Reinsurer at all reasonable times all books, original records, papers, electronic records, and systems of the Ceding Company concerning any reinsurance or claims under this agreement. The Ceding Company shall provide a reasonable work space for any Audit and shall cooperate fully and faithfully to disclose the existence of and produce all reasonable materials requested by the auditors. This obligation shall survive the termination of the Agreement.

21.02      Representations.

a)	Each party represents to the other party that it is solvent on a statutory basis in all jurisdictions in which it does business or is licensed or authorized to do business.

b)	Each party warrants that, to the best of its knowledge, it has secured all necessary federal and state licenses and approvals and that it is operating in compliance with federal and state insurance laws and regulations.

c)	The Ceding Company affirms that it has disclosed all matters material to this Agreement, including, but not limited to, mortality and lapse studies, and risk and experience profiles relating to the business ceded under this Agreement. The Reinsurer accepts the accuracy of the disclosed studies and enters into this Agreement in reliance upon the Ceding Company's representations.

d)	It is a condition precedent to the Reinsurer's obligation to pay claims that the Ceding Company shall not implement any material changes that may increase or extend the Reinsurer's liability unless and until the Ceding Company receives written consent from the Reinsurer. Such changes include, but are not limited to: outsourcing of underwriting or claims administration; and significant changes in the composition of the business ceded under this Agreement.

e)	In the event the Ceding Company fails to disclose as provided in Article 21, or its representations prove unfounded, the Reinsurer may seek any available business or legal remedy, including, but not limited to: amendment of the Agreement; termination; specific performance; rescission; or damages.
21.03	Assignment or Transfer. Neither this Agreement nor any reinsurance under this Agreement shall be sold, assigned or transferred by the Ceding Company without prior written consent of the Reinsurer.

21.04      Severability. If any term or provision under this Agreement shall be held or made invalid, illegal or unenforceable by a court decision, statute, rule or otherwise, such term or provision shall be amended to the extent necessary to conform with the law and all other terms and provisions of this Agreement shall remain in full force and effect. If the term or provision held to be invalid, illegal or unenforceable is also held to be a material part of this Agreement such that the party in whose favor the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the party in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement

21.05      Parties to Agreement. This Agreement is solely between the Ceding Company and the Reinsurer. There is no third party to this Agreement. Reinsurance under this Agreement shall not create any right or legal relationship between the Reinsurer and any other person, for example, any insured, policy owner, agent, beneficiary or assignee. The Ceding Company further agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company. This Agreement shall be binding on the parties, their successors and any permitted assigns.

21.06      Offset. In the event of the insolvency of either party to this Agreement, all amounts due either party may be offset against each other, dollar for dollar, to the fullest extent allowed by controlling law regardless of the insolvency of the party.

21.07      Governing Law. In the event of litigation, the parties shall submit to the competent jurisdiction of a court in the State of Nebraska and shall abide by the final decision of such court. This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of Nebraska exclusive of the rules with respect to conflicts of law. The State of Nebraska applies with respect to rules for credit for reinsurance.

21.08      Other Laws. It is the intention of the Ceding Company and the Reinsurer to comply with all applicable laws, statutes, regulations and rules. Notwithstanding other provisions of this Agreement, no party shall be deemed to provide cover and no party shall be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim, or provision of such benefit would expose that party to any sanction, prohibition, or restriction under the laws or regulations of the United States of America, European Union, United Kingdom, or the United Nations resolutions. Should either party receive information that an underlying policy which is part of the business reinsured under this Agreement may be insured or owned, or in any way be controlled by an individual or entity subject to the sanctions laws or regulations described in this Section, that party shall promptly provide such information to the other party. Any transaction exposing the Reinsurer to any sanction, prohibition, or restriction under the laws and regulations described in this Section shall be null, void and of no effect from its inception to the same extent as if the transaction had never been entered into. Each party will be restored to the position it would have occupied if the violation had not occurred, including the return of any payments received, unless prohibited by law.

21.09      Expenses. The Ceding Company shall pay the expense of all medical examinations, inspection fees and other charges in connection with the issuance of the insurance.

21.10      Dividends, Cash Values. The Reinsurer will not reimburse the Ceding Company for any portion of dividends or cash values paid by the Ceding Company to its policyholders.

21.11     Currency. All payments under this Agreement shall be made in currency of the United States of America.

21.12      Schedules, Exhibits and Article Headings. Schedules and Exhibits attached hereto are made a part of this Agreement. Article headings are provided for reference purposes only and are not made a part of this Agreement.

21.13      Notices. All notices, requests, instructions, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment) or upon electronic confirmation of a facsimile transmission, or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses, or at such other address as a party may hereafter designate in writing and notify the other party of same in accordance with this provision.

Notices to the Ceding Company:

SCOR Global Life USA Reinsurance Company

Senior Vice President, Chief Actuary, Individual

11625 Rosewood Street

Suite 300

Leawood, KS 66221

Attn: SVP, Chief Legal Counsel

Notices to the Reinsurer:

Ameritas Life Insurance Corp. 5900 "O" Street

Lincoln, Nebraska 68510

Attn: Mr. Bob Jurgensmeier or his successor

Article 22

Termination

22.01      Once this Agreement is effective as specified in Article 1 it shall remain in force for an indefinite period. Either the Ceding Company or the Reinsurer may terminate the Agreement with respect to new business by giving ninety (90) days' written notice to the other patty. The day the notice is deposited in the mail addressed to an officer of the other company shall be the first day of the ninety-day period. Notwithstanding the foregoing, in the event either company materially breaches its obligations under this Agreement, the other party may immediately terminate this Agreement for new business, in addition to all other available rights and remedies.

22.02      In the event of a notice of termination for new business, the Reinsurer shall continue to accept and the Ceding Company shall continue to cede any new policies issued prior to the termination of the ninety- day period.

22.03      All reinsurance in effect prior to the termination date set forth in the notice shall remain in effect in accordance with the terms of this Agreement until the Reinsured Policy's natural expiration or as specified otherwise in this Agreement.

22.04      This Agreement shall automatically terminate on the date the Ceding Company's liability on the last policy reinsured hereunder terminates. The monthly settlement statement described in Article 9.01 b) shall be prepared by the Ceding Company and sent to the Reinsurer within twenty-five (25) days after the date of termination. For purposes of this section, the date of termination shall be defined as the last day of the month in which the last policy terminates.

22.05      This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Executed in duplicate by

Ameritas Life Insurance Corp.	SCOR Global Life USA Reinsurance Company
On 12/14/2018	On 12/5/2018
/s/ Noel Harewood	/s/ Stephanie T. Dunn
Title: VP & Actuary, Ind Prod Mgmt	Title: SVP and CCC

On 12/18/2018	On 12/5/2018
/s/ Robert Jurgensmeier	/s/ Meridith Ginter
Title: SVP, Chief Actuary, Individual Title	Title: AVP